Exhibit 99.1

Dear Fellow Shareholders

We will get through this.

We are focused on preserving the medium and long-term value of our assets and platform, balanced with the need to make immediate changes in response to the current environment.

As this letter goes to print, we are in the midst of the COVID-19 pandemic, which has created significant uncertainty and volatility and put a pause on normal daily life.

Our number one priority is the health and safety of our team, our families and loved ones, our communities and our partners, including our tenants, contractors, and other stakeholders. To you, our shareholders, we hope this letter finds that all is well with each of you and your families.

I am very proud of our team. In the face of intense disruption, our team has met our business challenges head on while also balancing responsibilities at home.

On the civic front, we want to widely broadcast that over 180 of our properties (certain full buildings and many of our parking lots) are available to governmental and community organizations for relief efforts. Please visit www.seritage.com/civic or email us at SeritageCares@seritage.com to utilize these facilities at no cost.

Outlined below are the steps we are taking to adjust to the current situation, our framework to preserve value, and our views on the recovery and look forward.

Immediate adjustments

Until we have more visibility into the duration and extent of the disruption to the economy and on our business, we have taken the following actions to:

•	Limit our capital deployment, providing a period of time to assess further capital allocation, potential changes to the mix of tenants and uses and the scope of certain projects
•	Materially reduce or defer operating and corporate expenses to offset potential income reductions or deferrals and manage our cash resources until our tenants start to reopen

1.	Limit capital deployment for a period of time

We put the substantial majority of our construction projects on hold at the end of March and are reducing capital expenditures to a handful of projects with an expected spend of $5-10 million over the next 90 days.

We deemed this pause prudent given the general economic uncertainty and direct influences on our business, including reductions in rental income and the potential impact on future asset sales, which have been a meaningful source of capital for our development program.

These decisions were also influenced by: tenant uncertainty, including tenants’ ability to construct and open new stores, and for certain tenants, their financial viability; construction uncertainty, including the feasibility of sustaining labor levels with safe working conditions and sourcing supplies; and restrictions at state and local levels, including construction restrictions and difficulties obtaining inspections and permits.

At our premier projects in Santa Monica (CA), La Jolla (CA) and Aventura (FL), near term capital spending is focused on the core and exterior shells of the buildings. We have stopped most tenant specific work at these projects until we can better assess the tenant environment and planned mix of uses. In this interim period, we are preserving signed leases and working with our tenants to modify schedules for the projected completion of work and opening of the projects.

For our suburban retail projects under construction, our on-going capital is focused on a handful of projects nearing completion with near term rent commencements with retailers that we believe will be less impacted once they are able to reopen.

On the heels of signing agreements with partners to develop 6,800 apartment units, our multi-family and mixed-use projects were expected to be among the largest components of our new project starts and investment activity this year. Our capital deployment in early 2020 was spent on site and infrastructure work on our first three mixed-use projects in Redmond (WA), Dallas and Chicago. We and our partners continue to believe that these projects – along with our wider multi-family opportunity set – will provide opportunities to create value through the development of differentiated apartment communities in top markets.

2.	Reduce expenses to manage our cash resources

Over the last few weeks, we have taken steps to reduce operating expenses at the property and corporate level – each by approximately 20 to 25 percent.

For our under development and vacant assets, the expense reductions reflect the curtailing of services for a period of time, while maintaining the necessary life safety and building systems to preserve the value of the assets. For our redeveloped shopping centers, we are focused on reducing certain operating expenses and looking for opportunities to defer other expenses to a future period.

We have also taken a number of steps to reduce our general and administrative expenses. As our level of project activity grew over the last number of years, we added a combination of in-house team members and project-level consultants. Given the reduction in near-term project activity, we have significantly scaled back our use of consultants for the time being. We have also reduced executive and other senior management compensation and taken the difficult, but necessary, step to furlough approximately 25% of our full-time team members.

We are in the midst of discussions with our tenants regarding contractual rental payments – for the period of time while stores are closed, and in anticipation of the necessary ramp up period once retailers start to reopen. As of February, we had approximately $100 million of annualized in-place base rent from a diversified set of retailers (excluding base rent from Sears, which has been reduced to $10 million annually). The better positioned national retailers have generally paid April rent, with rent deferrals being utilized for certain tenants, depending on their use category and financial position. Other more challenged retailers are seeking to fully defer rent until they can reopen. These are the expected near-term reductions in cash income that we are focused on partially offsetting with expense reductions.

Lastly, we have dedicated resources to staying abreast of current and potential federal and state programs that may provide benefits for Seritage and our tenants.

Unlocking value as we move forward

Our platform was built to convert well-located former retail real estate into a broad set new uses in enhanced physical environments. That is our DNA. We started with a large number of retail projects that had shorter execution timeframes because we were able to work with existing entitlements, with the push to diversify our rental stream as quickly as possible. We then turned to a set of premier retail projects, while also intensively master planning and entitling a series of multi-family and mixed-use assets. This first set of multi-family projects, along with agreements with leading apartment developers, were announced at the end of 2019.

The Covid-19 pandemic may have a longer-term impact on consumer preferences and the appropriate mix, design and makeup of our physical environments. This is true for traditional retail assets as well as for many other real estate asset classes. But to state the obvious, there is still a tremendous amount we don’t know.

As we look forward, we believe that there will be an overwhelming need for platforms such as ours to help create central hubs of connection for our communities. These hubs may be for shopping, as places for people to live and work, for medical offices and health care, or for logistics, to name some of the potential opportunities. Just in the realm of former retail real estate, where the pandemic is accelerating the rationalization process that was already underway, there is an immense need to convert well-located real estate for revitalized uses to serve today’s communities.

To lead in this transformation, we are focused on:

•	Utilizing the quality and diversity of our asset base to our advantage
•	Leveraging our track record in intensive redevelopment and extensive relationships with tenants, development and capital partners

•	Continuing to expand our opportunity set beyond retail, with a focus on multi-family and mixed-use environments
•	Prioritizing capital projects with near term income potential and stronger return profiles
•	Pursing capital in a cost-effective manner including through asset sales

Our portfolio consists of over 30 million square feet of existing buildings and approximately 2,500 acres of parking lots and developable land. We own assets in 44 states, with our highest concentrations in California, Florida, Texas and the Northeast –denser markets where owning and controlling 10-15 acres of unencumbered land is a unique and very valuable asset. These sites sit on the front of major shopping nodes, with road networks and much of the physical infrastructure already in place.

Over the last several years, we have completed or commenced 106 projects. Almost all of these projects involved tearing down existing buildings or turning enclosed space to the outside. We, in turn, were able to cluster retailers together across a broad set of uses and in enhanced environments to attract local consumers.

We have now monetized 69 assets for gross proceeds of over $760 million and an average price of approximately $115 per square foot. Excluding the 38 smaller market assets that we’ve sold at an average of $40 per square foot, our average monetization value has been over $175 per square foot. At the portfolio level, our total basis (original acquisition cost plus capital invested to date) is less than $95 per square foot, and we believe this should continue to provide a solid foundation for our next stages of investment and redevelopment.

Through these dispositions, we have also improved the quality of our portfolio, which now has an average of 665,000 people with average incomes of $90,000 within 10 miles. Dispositions have also allowed us to focus our human and capital resources on our projects with larger value creation opportunities. From our original 266 assets, we now own 208 properties, and through the additional monetization of assets, we continue to reduce the number of our core holdings.

Project prioritization and capital allocation

As we look forward, we plan to prioritize capital for use in our more differentiated redevelopments, those projects with stronger return metrics, and those redevelopments that we can restart quickly to generate near-term income.

All of our capital decisions are focused on deploying capital where we have the opportunity to create substantial incremental value upon project stabilization. That has been our north star and will continue to be. Our low basis and diversity of assets across markets allow us to allocate capital relative to the potential value uplift, while also helping us earn a sufficient return.

We have identified three dozen assets, generally located among the top U.S. markets, with the potential for redevelopment into premier retail, multi-family and mixed-use projects. These include our under construction premier projects in Santa Monica, La Jolla and Aventura and our commenced mixed-use projects in Redmond, Dallas and Chicago. Within this set of assets, our largest opportunities are for multi-family led projects, with the potential for upwards of 8,000 apartment units, where we can utilize our large parcels to create distinct environments with a tailored mix of retail and services.

As we set strategy and attracted capital to these projects, we prioritized the reputation and financial stability of our partners and aligned our platform with some of the largest capital providers and apartment and mixed-use developers in the country. These partners are cycle-tested and have survived periods of dislocation in the past. We are aligned with our partners in making the necessary short-term adjustments while we assess the current disruption, and we expect to continue to prioritize resources and capital to these differentiated projects.

In our suburban portfolio, over 60 projects have now been completed or substantially completed, another 35 were underway as of February, and nine were announced but not yet commenced projects. As we determine future capital allocation at each asset, we will assess the tenant composition and mix of planned uses. While tenants are currently managing through an environment of closed stores, we expect the better positioned retailers to return to focusing on growth. A number of our projects were nearing completion before we paused which should provide the opportunity, once we restart, to complete these projects in fairly short order. We believe that with relatively small levels of incremental investment from us, the tenants at these projects will then be positioned to open and commence paying rent.

Capital approach and strategies

Consistent with our approach over the last three years, we continue to execute on the sale of certain assets to harvest value for shareholders and to generate additional capital for use in our redevelopment pipeline. Through the disposition process we have benefited from our breadth of assets – some leased, some under development, and some for future development – across a range of geographies that continue to appeal to various types of buyers and end users.

As we engage with potential buyers in the current environment, our emphasis is on valuation, timing and certainty of execution. At the end of March, we had approximately $115 million of assets under contract for sale, which are subject to further buyer diligence and various closing conditions. Included in this group of assets are two contracts that we signed in late March amid the pandemic – one a tenant acquiring the property that they currently lease from us, and a second with a municipality acquiring one of our small market assets.

With limited capital expenditures in the near term, our current focus is two-fold: generate additional liquidity through asset sales and manage our expenses. In addition to the $95 million of cash we had on the balance sheet at the end of March, we expect to close $50 to $75 million of asset sales in the second quarter. As of February, our negative cash run rate was approximately $8-9 million per month, which we expect to increase as a result of the current dislocation. We believe that this negative cash run rate is being driven by temporary - not structural - conditions. In addition to the ongoing pandemic, we have taken offline a substantial amount of former Sears income as we’ve executed our redevelopment programs –as part of the path to then increase rents by 3-4 times as projects are delivered. Additionally, we continue to evaluate liquidity and sources of capital over the longer term.

What we have experienced since our inception is that we have a wide range of quality assets that appeal to various buyers. In the current environment, we believe that stabilized assets populated with better positioned retailers remain appealing to potential buyers There are certain well-capitalized national and regional tenants that would prefer to own their real estate long-term at key locations. We are also engaged with public and private investors and developers that are interested in acquiring certain of our pipeline, underway and completed projects. For us, it becomes a choice between the value we can achieve today for shareholders compared to the future value upon redevelopment. Our lens here remains solidly focused on ensuring that we make the appropriate capital allocation decisions to maximize long-term value for our shareholders.

Closing

Our core principles – those that we communicate internally and use as our daily guideposts – are as follows:

•	Be a culture based on respect
•	Build relationships for the long term
•	Create an environment of constant improvement
•	Be entrepreneurial and proactive
•	Inspire people and communities through our projects

Relying on these core principles is particularly essential today. These principles will continue to guide how we conduct ourselves and approach the challenges and necessary strategic changes that we may make in the months ahead.

Our team, our track record, our extensive relationships with retail and non-retail users, and our partnerships with mixed-use developers and capital providers position us to be a leader in the transformation of real estate that will be necessary as part of the larger economic recovery in our communities.

We will get through this together by being proactive and decisive in the short term, while preserving the medium and long-term value of our assets and platform.

More than ever, we thank our team, partners, Board and shareholders for their support. Our thoughts are with the health and well-being of our employees, shareholders, our many stakeholders, and our communities.

Be well and stay safe.

Benjamin Schall

This communication contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control. For additional discussion of these forward-looking statements and the applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.